UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 25, 2007

Footstar, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-11681 (Commission File Number)	22-3439443 (IRS Employer Identification No.)

933 MacArthur Boulevard Mahwah, New Jersey (Address of Principal Executive Offices)	07430 (Zip Code)

Registrant’s telephone number, including area code: (201) 934-2000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Effective as of June 25, 2007, Footstar Corporation, a wholly-owned subsidiary of Footstar, Inc. (the “Company”), and FMI International, LLC (“FMI”) entered into the Third Amendment (the “Third Amendment”) to the Receiving, Warehousing and Physical Distribution Services Agreement dated as of July 8, 2004, as amended by the First Amendment to Warehousing Physical Distribution Services Agreement dated as of July 19, 2004 and a letter agreement dated January 7, 2005 (the “FMI Agreement”).

During the Company’s bankruptcy, the Company sold certain assets, including, among other things, the Company’s distribution center in Mira Loma, California (“Mira Loma”). The Company sold Mira Loma to Thrifty Oil Co. (“Thrifty”) for approximately $28.0 million. Thrifty has leased Mira Loma to FMI, a logistics provider, which is obligated to provide the Company with warehousing and distribution services through June 30, 2012 under the FMI Agreement. Pursuant to the FMI Agreement, FMI is the Company’s exclusive provider of receiving, warehousing and physical distribution services for (a) imported product where the Company or its subsidiaries are the importer of record or (b) landed or domestic shipments controlled within the Company’s supply chain. In 2006, the Company was obligated to pay FMI a minimum of $15.1 million. Commencing with calendar year 2007, there were originally no specified minimum payments due under the FMI Agreement. Payments to FMI in 2007, and subsequent years, were to be based on transactional pricing. With respect to each calendar year commencing with 2007 through the end of the term of the FMI Agreement, the Company was originally obligated to provide FMI with an estimated total unit volume, if any, prior to the start of such year. Such estimated unit volume, if any, would be the Company’s basis for any minimum quantity commitment for such year. In order to resolve disagreements regarding the application of transactional pricing under the FMI Agreement, Footstar Corporation and FMI entered into the Third Amendment, which among other things provides for an aggregate minimum revenue commitment equal to $17,750,000 for the two-year period of 2007 and 2008 payable $10,400,000 in 2007 and $7,350,000 in 2008 and clarifies the pricing schedule contained in the FMI Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Footstar, Inc.

Date: June 27, 2007	By:	/s/ Jeffrey A. Shepard
		Name:	Jeffrey A. Shepard
		Title:	Chief Executive Officer and President